Exhibit 5.1
Phone: (515) 283-3100 | Facsimile: (515) 283-3108
700 Walnut, Suite 1600 | Des Moines, IA 50309-3899
Attorneys at Law | Offices in Des Moines, Ames and Cedar Rapids
www.nyemaster.com

May 7, 2021

Great Western Bancorp, Inc.
225 S. Main Avenue
Sioux Falls, South Dakota 57104

    Re:    Registration Statement on Form S-8 related to the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan and the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan (collectively, the "Plans")

Ladies and Gentlemen:

We have acted as counsel with respect to the Registration Statement on Form S-8 (the "Registration Statement") being filed by Great Western Bancorp, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 1,340,000 shares of Common Stock, $0.01 par value per share, of the Company which have been authorized and reserved for issuance under the terms of the Plans (the “Shares”).

In rendering our opinion, we have examined and relied upon copies of the Plans and the Registration Statement. We have also examined such records, documents and questions of law as we have considered relevant and necessary as a basis for this opinion. As to matters of fact material to our opinion, we have with your agreement relied upon certificates of officers of the Company and on information obtained from public officials.

Based on the foregoing, and subject to the following limitations, it is our opinion that the Shares to be issued under the Plans will be validly issued, fully paid and non-assessable when: (a) the Registration Statement shall have become effective under the Securities Act; (b) the terms of the sale and issuance of the Shares have been duly established in conformity with the provisions of the applicable Plan; and (c) the Shares shall have been duly sold and issued in accordance with the terms of the applicable Plan and any award thereunder, and assuming the Company completes all actions and proceedings required on its part to be taken prior to issuance and delivery of the Shares pursuant to the terms of the applicable Plan.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion herein as to the laws of any other jurisdiction, including the federal laws of the United States.

Great Western Bancorp, Inc.
May 7, 2021

Except as expressly set forth herein, we express no opinion, and no opinion is implied or may be inferred, in connection with the Registration Statement, the Plans or the issuance of the Shares pursuant to the terms of the Plans. Without limiting the generality of the foregoing, we express no opinion with respect to the securities or blue sky laws of any state or any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Nyemaster Goode, PC

Nyemaster Goode, P.C.